Period Ended April 30, 2003

John Hancock Investment Trust III
- John Hancock Global Fund
Series - 1
NAV per share - Class C      $5.63

- John Hancock Mid Cap Growth Fund
Series - 4
NAV per share - Class C       $6.21
NAV per share - Class I         $6.80

- John Hancock International Fund
Series - 5
NAV per share - Class C      $4.78
NAV per share - Class I        $5.15

- John Hancock Large Cap Growth Fund
Series - 6
NAV per share - Class C     $7.56